SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Under Rule

The Princeton Review, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc., which will be held on June 25, 2008, at 10:00 a.m. at the offices of The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024.

At the Annual Meeting, you will be asked to elect three Class I members of our Board of Directors to serve until the annual meeting of stockholders in 2011. The Board of Directors recommends that you vote FOR this proposal. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Michael J. Perik
Michael J. Perik
President and Chief Executive Officer

New York, New York

THE PRINCETON REVIEW, INC.

2315 Broadway

New York, New York 10024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 25, 2008

Notice Is Hereby Given that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc. will be held on Wednesday, June 25, 2008, at 10:00 a.m. at the offices of The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024, for the following purposes:

1.	To elect three Class I directors to serve on our Board of Directors until the 2011 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 28, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

/s/ Neal S. Winneg
Neal S. Winneg Secretary

New York, New York

April 28, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

THE PRINCETON REVIEW, INC.

2315 Broadway

New York, New York 10024

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 25, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at our 2008 Annual Meeting of Stockholders to be held on June 25, 2008, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of three Class I directors to our Board of Directors, and (2) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about May 13, 2008. The Board of Directors has fixed the close of business on April 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of The Princeton Review’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of March 31, 2008, there were 32,817,258 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class I directors. The affirmative vote of the holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of any other matters properly presented at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

Our stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the three nominees for Class I directors named in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

To be admitted to the Annual Meeting, you will need to present a valid picture identification, such as a driver’s license or passport, if your shares are held in your name. If your shares are held in “street name” by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, at the Annual Meeting in order to vote.

The Princeton Review’s 2007 Annual Report, including financial statements for the fiscal year ended December 31, 2007, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Seven of the members of the Board of Directors are elected by the holders of our Common Stock and are divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders. Two of the members of our Board of Directors are elected by the holders of our Series C Convertible Preferred Stock, voting separately as a class, and serve until their successors are duly elected and qualified.

At the Annual Meeting, three Class I directors will be elected to serve until the annual meeting of stockholders in 2011 or until their successors are duly elected and qualified. The Board of Directors has nominated John S. Katzman, Robert E. Evanson and Michael J. Perik to serve as Class I directors (the “Nominees”). Each of the Nominees is currently serving as a Class I director of The Princeton Review. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class I directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2009 and 2010 and the continuing directors who are elected by the holders of our Series C Convertible Preferred Stock, based upon information furnished to us by each director.

Class I Nominees for Election at 2008 Annual Meeting—Term to Expire in 2011

John S. Katzman, 48, founded our company in 1981 and has served as Executive Chairman since July 2007 and as a director of our company since our formation. Mr. Katzman served as Chairman of our Board of Directors from 1981 through November 2006 and since June 2007. Mr. Katzman served as our President from 1981 until August 2000 and as our Chief Executive Officer from 1981 until July 2007. Mr. Katzman is the brother of Richard Katzman, one of the other members of the Board of Directors. Mr. Katzman received a B.A. from Princeton University.

Robert E. Evanson, 71, has served as a director of our company since June 2005. Since retirement in 2003, Mr. Evanson has been an advisor to Apax Partners, Inc., a $31 billion private equity company, The Parthenon Group, a strategic consulting firm based in Boston, Massachusetts and others. From 1992 until 2003, Mr. Evanson worked at The McGraw-Hill Companies, Inc., a global information services provider and publisher.

From 2000 to 2003, Mr. Evanson served as President of McGraw-Hill Education, the educational publishing unit of McGraw-Hill. From 1998 to 1999, Mr. Evanson served as Executive Vice President, Chief Operating Officer of McGraw-Hill Education. From 1996 to 1998, Mr. Evanson served as President of McGraw-Hill’s Higher Education and Consumer Group. He also served as Executive Vice President, Corporate Development for The McGraw-Hill Companies, Inc. from 1994 until 1996. From 1992 until 1994, Mr. Evanson served as Executive Vice-President, Chief Financial Officer for the School Publishing Group of McGraw-Hill. From 1985 to 1992, Mr. Evanson held various posts at Harcourt Brace Jovanovich, Inc., including from 1991 to 1992 as Executive Vice President and Chief Operating Officer, from 1989 to 1991 as Chief Financial Officer, and from 1987 to 1989 as Chairman and Chief Executive Officer of Sea World Theme Parks. Mr. Evanson also was a partner at Arthur Andersen & Co., where he worked from 1957 to 1972. Mr. Evanson is also a member of the boards of directors of New York Institute of Technology, Western Governors University, National Executive Service Corps, The Wellness Community and Pace University’s Publishing Advisory Board. Mr. Evanson received a B.B.A. from St. John’s University and an M.B.A. from New York Institute of Technology.

Michael J. Perik, 50, has served as Chief Executive Officer, President and as a director of our company since July 2007. From June 2006 until April 2007, Mr. Perik served as the Chairman of Houghton Mifflin’s Assessment Division, following its acquisition of his company, Achievement Technologies, Inc., in which he served as Chief Executive Officer from 2002 until 2006 and as a director since 2000. Prior to forming Achievement Technologies, Inc., Mr. Perik was the Chairman and Chief Executive Officer of The Learning Company, Inc. Before entering the software business, Mr. Perik worked for a Toronto based merchant bank, the Ontario Hydro Corporation and the Premier of Ontario. Mr. Perik also serves as the Treasurer of Rhode Island Hospital, on the board of the John F. Kennedy Presidential Library and on the advisory board for the Vanderbilt University Television Archive. Mr. Perik received a B.A. from the University of Toronto and a Master in Public Administration from the John F. Kennedy School of Government at Harvard University.

Class II Continuing Directors—Term to Expire in 2009

Richard Katzman, 51, has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman is the brother of John S. Katzman, the Chairman of our Board of Directors. Mr. Katzman received a B.A. from Brown University.

David Lowenstein, 46, has served as a director of our company since May 2007. Mr. Lowenstein has served as the President of Federated Network Technologies, Inc., a start-up software company, since August 2006. In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006. From March 1990 through February 1995, Mr. Lowenstein worked at Laidlaw, Inc., a supplier of environmental and bus transportation services, where he served as Vice President, Business Development (Laidlaw Waste Systems Inc.), from February 1994 until February 1995, as Director, Corporate Development from March 1993 until January 1994, as Manager, Corporate Development, from April 1991 until February 1993 and as Business Development Analyst from March 1990 until March 1991. Mr. Lowenstein received his Honors B.A. from Sir Wilfred University and a M.S. in Public Policy and Business Administration from Carnegie Mellon University.

Class III Continuing Directors—Term to Expire in 2010

Richard Sarnoff, 49, has served as a director of our company since 1998. Since 2000, Mr. Sarnoff has been President of Corporate Development Group for Random House, Inc. and in 2002 was elected to the Supervisory Board of Random House’s parent company, Bertelsman AG. Since 1998, Mr. Sarnoff has been an Executive Vice President of Random House and from 1998 to 2000, Mr. Sarnoff was Chief Financial Officer of Random House. From 1996 to 1998, Mr. Sarnoff served as Chief Financial Officer of Bantam Doubleday Dell Publishing

Group, Inc., a consumer book publisher, and from 1995 to 1998, he was Senior Vice President, Corporate Development of Bantam Doubleday Dell. Mr. Sarnoff is also a director of Audible, Inc., a company that provides spoken audio content, Activision, Inc., a publisher of interactive entertainment software products, and a member of several not-for-profit boards, including the Center for Communications, the Bronx Lab School and the American Association of Publishers. Mr. Sarnoff received a B.A. from Princeton University and an M.B.A. from Harvard Business School. Mr. Sarnoff was initially elected to our Board of Directors in accordance with the terms of our stockholders’ agreement which provided that, prior to our initial public offering, Random House was entitled to have one representative serve on our Board of Directors.

Clyde E. Williams, Jr., 46, has served as a director of our company since June 2007. Since March 2005, Mr. Williams has served as the President of Certus Advisors (CEMK, Inc.), a business development firm that he founded. From January 2004 to May 2005, Mr. Williams served as the Vice President for State and Local Government Affairs at the Center for American Progress (CAP). From June 2001 to February 2005, Mr. Williams served as the Domestic Policy Advisor in the Office of former President William J. Clinton. Mr. Williams received a B.A. from Howard University.

Series C Continuing Directors

Jeffrey R. Crisan, 34, has served as a director of our company since July 2007. Mr. Crisan has served as a director at Bain Capital Venture Partners, LLC since 2000. Prior to joining Bain Capital Venture Partners, LLC, Mr. Crisan worked at the Private Equity Group of Bain Capital Partners, LLC, focusing primarily on technology and healthcare investments, including software, semiconductors, telecommunications, business services and healthcare services. Prior to Bain Capital, Mr. Crisan was a consultant with Bain & Company. Mr. Crisan currently serves as a director of Nanosphere, Inc. and Eyetel Imaging, Inc. Mr. Crisan received a B.A. in Mathematics and Government from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Crisan was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series C Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series C Convertible Preferred Stock.

Michael A. Krupka, 43, has served as a director of our company since July 2007. Mr. Krupka has served as Managing Director of Bain Capital Venture Partners, LLC since its founding in 2000. Prior to Bain Capital Venture Partners, LLC, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. Prior to Bain Capital Partners, LLC, Mr. Krupka was a consultant with Bain & Company. Mr. Krupka serves on the board of directors of Vonage Holdings Corp. and a number of privately held companies. Mr. Krupka received a B.A. from Dartmouth College. Mr. Krupka was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series C Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series C Convertible Preferred Stock.

Executive Officers

The following biographical descriptions set forth certain information with respect to our executive officers. See the “Information Concerning Nominees and Directors—Class I Nominees for Election at 2008 Annual Meeting—Term to Expire in 2011” section of this proxy for information concerning our President and Chief Executive Officer, Michael J. Perik, and our Executive Chairman, John Katzman.

Anthony J. Bordon, 49, President, Supplemental Educational Services Division, joined us in September 2007. From May 2005 to August 2007, Mr. Bordon served as a consultant to, and then as President of, Knowledge Adventure, Inc., an educational publisher. From September 2001 to August 2002, Mr. Bordon was

President of the Consumer Group of Riverdeep, Inc., an educational publisher, and was its Chief Operating Officer from August 2002 until March 2004. Mr. Bordon received a B.S. from St. Thomas Acquinas College and is a graduate of Harvard Business School’s Executive Management Program.

Kevin A. Howell, 50, Executive Vice President, General Manager K-12 Services Division, joined us in October 2005. From 2001 to 2005, Mr. Howell was with the National Education Association’s (NEA) Portal Company, where he served as interim CEO for a subsidiary providing online training for K-12 educators. From 1995 to 2000, Mr. Howell worked for McGraw Hill, rising to the position of Senior Vice President, Technology and New Media. Mr. Howell began his career with Digital Equipment Corporation, where he held various managerial positions of increasing responsibility. Mr. Howell received a B.A. in Economics from Vassar College.

John F. Marshall, 42, President, Test Preparation Services, joined us in November 2007. From November 2007 to December 2007, Mr. Marshall served as Executive Vice President, Strategy, Test Preparation Services. From September 2006 to September 2007, Mr. Marshall was a partner at The Bridgespan Group, a management consulting services firm. Since March, Mr. Marshall has also been an adjunct professor of management at Dartmouth College’s Amos Tuck School of Business Administration. From May 1999 to June 2005, Mr. Marshall served as Executive Vice President of Marketing Strategy and Enablement at Digitas, Inc., a global marketing services organization. Mr. Marshall received an A.B. from Princeton University and an M.B.A. from Dartmouth College’s Amos Tuck School of Business Administration.

Stephen C. Richards, 52, Chief Operating Officer and Chief Financial Officer, joined us in November 2007. In January 2008, our company appointed Mr. Richards as its principal accounting officer. Mr. Richards had been working as a consultant to our company from August 2007 to November 2007. Before that, Mr. Richards had served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Houghton Mifflin Company and HM Publishing Corp. from April 2004 to June 2007. From 1998 to 2002, Mr. Richards was Senior Vice President and Chief Financial Officer of Harcourt Education, a division of Harcourt General, and in 2003 he also served as Global Chief Financial Officer of Harcourt Education. Mr. Richards received a B.A. from Boston University.

Neal S. Winneg, 48, Executive Vice President, Secretary and General Counsel, joined us in 2007. Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of Upromise, Inc. from its formation in early 2000 through 2007. Before that, Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of The Learning Company, Inc. Mr. Winneg began his career with the law firm of Skadden, Arps, Slate, Meagher & Flom, where he concentrated on corporate and securities law, mergers and acquisitions, and venture and other financing. Mr. Winneg received a B.A. from Yale University and a J.D. from Boston University School of Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, “Section 16 reporting persons”), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of The Princeton Review. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended December 31, 2007, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of nine directors, as described in “Proposal 1: Election of Directors.” Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Our Board of Directors also believes that it is useful and appropriate to have members of management as directors. The current board members include six independent directors and one member of our senior management.

The Nominating Committee of the Board of Directors has determined that each of Jeffrey R. Crisan, Robert E. Evanson, Michael A. Krupka, David Lowenstein, Richard Sarnoff and Clyde E. Williams, Jr. qualify as “independent” in accordance with the director independence standards of The NASDAQ Stock Market, Inc. The NASDAQ independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the NASDAQ rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2007, the Audit Committee met 15 times, the Compensation Committee met 12 times and the Nominating Committee met three times.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting processes. Our Board of Directors has adopted an Audit Committee Charter which contains the Audit Committee’s mandate, membership requirements and duties and obligations. A copy of the Audit Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Charter, the Audit Committee has the sole authority for the appointment, replacement, compensation, and oversight of the work of our independent auditor, reviews the scope and results of audits with our independent auditor, reviews with management and our auditors our annual and interim operating results, considers the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, considers our auditors’ independence, and reviews and approves in advance all engagements of any accounting firm (including the fees and terms thereof). The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding our accounting, internal control over financial reporting, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of Robert E. Evanson (Chair), David Lowenstein and Clyde E. Williams, Jr. Each member of the Audit Committee is “independent” under the standards established by the SEC and NASDAQ for members of audit committees. The Audit Committee also includes two members, Mr. Evanson and Mr. Lowenstein, who have been determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Mr. Evanson’s and Mr. Lowenstein’s experience and understanding of certain accounting and auditing matters.

Compensation Committee

The Compensation Committee has the sole authority and responsibility for reviewing and determining, or recommending to the Board of Directors for determination, the salary and other matters relating to the compensation of our Chief Executive Officer, all other executive officers and members of our Board of

Directors. The Compensation Committee is also responsible for the administration of The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. The Compensation Committee does not have a charter. The Compensation Committee consists of David Lowenstein (Chair), Jeffrey R. Crisan, Robert E. Evanson and Clyde E. Williams, Jr. Each member of the Compensation Committee is “independent” under the standards established by NASDAQ, an “outside director” within the meaning of Section 162 of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. See the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

Nominating Committee

The Nominating Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors other than directors elected pursuant to the terms of any of our outstanding preferred stock. Our Board of Directors has adopted an Nominating and Governance Charter which contains the Nominating Committee’s mandate, membership requirements and duties and obligations. A copy of the Nominating and Governance Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In addition to considering candidates suggested by stockholders, the Nominating Committee solicits recommendations from our directors, members of management and others familiar with and experienced in the education services industry. The Nominating Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the education services industry, finance, marketing, international experience and culture. The Nominating Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee. The Nominating Committee conducts an annual review of the adequacy of the Nominating and Governance Charter (described below) and recommends proposed changes. The Nominating Committee consists of Jeffrey R. Crisan, Robert E. Evanson, David Lowenstein, Richard Sarnoff and Clyde E. Williams, Jr. Each member of the Nominating Committee is “independent” under the standards established by NASDAQ.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board of Directors met 19 times during 2007. Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he serves. In 2007, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. Six of our directors attended the 2007 annual meeting of stockholders.

Communications from Stockholders to Board members

Our Board of Directors offers stockholders the opportunity to communicate directly with our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors, The Princeton Review, Inc., 2315 Broadway, New York, NY 10024 or by email to Board@review.com. The name of any intended recipient should be noted in the communication. Communications sent or emailed to the Board of Directors are automatically forwarded to Neal Winneg, our corporate Secretary and Robert E. Evanson, one of our independent directors and the Chairman of the Audit Committee. Upon receipt of a communication, Mr. Winneg forwards the correspondence to the intended recipients; however, the Board of Directors has also instructed Mr. Winneg to review such correspondence and, in his discretion, not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response. In certain cases Mr. Winneg will consult with Mr. Evanson as to the appropriate handling or disposition of correspondence.

Corporate Governance Guidelines

Our Board of Directors has adopted a Nominating and Governance Charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. Our Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

•	A majority of the directors on the Board of Directors should be “independent” as defined in the rules adopted by the SEC and NASDAQ.

•	In order to facilitate critical discussion, the independent directors are required to meet regularly apart from other board members and management representatives.

•

Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors. Directors that serve as a member of the Board pursuant to any agreement or contract between the Company and any third party, or as the result of any right provided by the terms of any class of the Company’s securities, are not compensated by us for such services.

•	The Audit Committee and Compensation Committee shall consist entirely of independent directors.

•

Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to or waiver of the requirements of the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver will be promptly disclosed as required by law or NASDAQ regulations.

Our Nominating and Corporate Governance Charter and our Code of Business Conduct are posted on our Investor Relations web site at http://ir.princetonreview.com.

Stockholder Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Neal S. Winneg, Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the “Nomination Procedure”). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Neal S. Winneg, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2007, David Lowenstein, Jeffrey R. Crisan, Robert E. Evanson, Clyde E. Williams, Jr., John C. Reid and Howard A. Tullman served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. John Katzman, our former Chief Executive Officer, serves as a director and member of the compensation committee of Kaz, Inc. Richard Katzman, Chairman and Chief Executive Officer of Kaz, Inc., serves as a director of our company.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee has, among other activities, (i) reviewed and discussed with management the company’s audited annual financial statements for the fiscal year ended December 31, 2007 and interim quarterly results, (ii) discussed with Grant Thornton LLP, the company’s independent registered public accounting firm for its 2007 fiscal year, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 “Communications with Audit Committees,” (iii) considered the independence of Grant Thornton LLP, by having discussions with representatives of Grant Thornton LLP, and received a letter from them including disclosures required by the Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and (iv) discussed with Grant Thornton LLP, with and without management present, the results of their audit of the financial statements, their audit of the internal control over financial reporting and the overall quality of the company’s financial reporting. On the basis of the above, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements for the fiscal year ended December 31, 2007 be included in the Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board of Directors

Robert E. Evanson, Chairman

David Lowenstein

Clyde E. Williams, Jr.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and the company’s 2008 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

David Lowenstein, Chairman

Jeffrey R. Crisan

Robert E. Evanson

Clyde E. Williams, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162 of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to review and determine, or in their discretion, recommend to our Board of Directors for determination, the compensation packages of our named executive officers. Our named executive officers for fiscal 2007 are those ten individuals listed in the “Fiscal 2007 Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of the Compensation Committee is set forth in “The Board of Directors, Its Committees and Corporate Governance—Compensation Committee” section of this proxy statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	focus executive behavior on achievement of our corporate objectives and strategy; and

•	align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

In order to achieve these objectives, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation.

The 2007 fiscal year was a year of significant transition involving our executive management team. In July 2007, we hired a new Chief Executive Officer, and over the course of the remainder of the year, we retained a new Chief Financial Officer, a new President of Test Preparation Services and a new Secretary and General Counsel. With the exception of one executive officer, we retained an entirely new senior executive team. As a result of this transition, we did not retain a compensation consultant in 2007 to review our policies and procedures with respect to executive compensation. In establishing overall executive compensation levels and making specific compensation decisions for newly-hired executives in 2007, the Compensation Committee considered a number of criteria, including the executive’s position, scope of responsibilities, prior base salary and annual incentive awards, expected contribution to our business needs as well as the arms’ length negotiations between the parties. For our other named executive officers in 2007, the Compensation Committee considered the terms of any applicable employment agreement, the executive’s position, scope of responsibilities, tenure, prior and current period performance, attainment of individual and overall company performance objectives and retention concerns. The Compensation Committee also relied, in part, on the 2006 review of our executive compensation program conducted by Towers Perrin, a compensation consulting firm, who we retained in May 2006. A significant focus of this review was the assessment of our named executive officers’ pay relative to comparable companies.

Generally, the Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the first quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and timing of the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, the Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of the Compensation Committee’s review of executive compensation arrangements.

EMPLOYMENT AGREEMENTS

We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through certain severance benefits. Accordingly, as part of our compensation philosophy, we have employment agreements with each of our currently serving named executive officers except our most recently hired named executive officers, Messrs. Richards, Winneg and Marshall. We expect each of Messrs. Richards, Winneg and Marshall to enter into similar employment agreements with the Company during fiscal 2008.

Each of the agreements provides for an annual base salary and performance bonus. Historically, our employment agreements generally have provided for a set term with automatic renewal for additional two-year periods on each termination date of the preceding term of the agreement until the executive voluntarily terminates employment or until we give written notice of non-renewal at least six months prior to the anniversary date of the agreement. Mr. Perik’s employment agreement’s initial term expires July 31, 2011. Mr. Howell’s employment agreement’s initial term expired February 14th, 2008, but was automatically renewed for two years. Mr. Katzman’s employment agreement initially expired February 14, 2004, but has been automatically renewed for successive two-year terms. Since July 22, 2007, Mr. Katzman has been employed as Executive Chairman under the terms of his existing employment agreement.

Certain employment agreements provide for the initial grant to the executive of options to purchase shares of our Common Stock at a price equal to the fair market value of our Common Stock on the grant date. These stock options are normally subject to the provisions of our Stock Incentive Plan, and generally vest in equal quarterly installments until the fourth anniversary of the date of the option grant. Regardless of these vesting provisions, the stock options may become 100% exercisable upon the occurrence of a change in control.

We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, upon a change in control or upon non-renewal of the employment agreement.

Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement for a full description of our obligations upon termination of employment and change in control.

Certain Material Terms of Employment Agreements with Named Executive Officers

Executive	Date of Agreement	Annual Initial Base Salary ($)	Performance Bonus as Percentage of Annual Base Salary	Number of Options Granted Upon Execution of Agreement (1)	Severance Payments (2)
John S. Katzman (3)	4/11/2002	400,000	Up to 100%	—	18 months salary (4)
Michael J. Perik	7/22/2007	1	— (5)	1,700,000	$500,000 (6)
Andrew Bonanni (7)	9/9/2005	290,000	Up to 50%	40,000	—
Stephen Melvin (8)	1/19/2007	297,052	—	—	6 months salary
Kevin A. Howell	9/12/2005	252,500	Up to 50% (9)	50,000	12 months salary (4)
Mark Chernis (10)	3/26/2002	320,000	Up to 50%	100,000	18 months salary
Margot Lebenberg (11)	4/26/2004	262,500	Up to 50%	55,000	24 months salary

(1)	All options were granted at the closing price of our Common Stock on the NASDAQ Global Market on date of grant.
(2)	Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these severance obligations.
(3)	Mr. Katzman resigned as our Chief Executive Officer effective July 22, 2007 but remained an executive of the Company as Executive Chairman.
(4)	Severance to be paid on termination also includes reimbursement for COBRA payments to maintain medical insurance for the duration of the specified period.
(5)	Pursuant to Mr. Perik’s employment agreement, Mr. Perik is entitled to a performance bonus up to $875,000 per year (pro rated for 2007), based on his attainment of performance metrics established and revised annually by the Compensation Committee. Each such bonus is to be paid in a combination of cash and Common Stock, valued at fair market value on the date of the award, with the cash portion being an amount estimated to cover the tax liability associated with the bonus.
(6)	Pursuant to Mr. Perik’s employment agreement, if Mr. Perik’s employment is terminated without cause, or Mr. Perik terminates his employment due to a material and sustained diminution in his authority, duties and responsibilities, Mr. Perik is entitled to receive $500,000, or if such termination occurs within 12 months after a change in control, $1,000,000, due within sixty (60) days after such termination.
(7)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007 and received no severance payments in connection with his resignation. All of his unvested options were cancelled upon his termination.
(8)	Mr. Melvin resigned as our Chief Financial Officer effective November 6, 2007 and received $216,038 of severance pay and reimbursement for COBRA expenses for six months.
(9)	Mr. Howell’s employment agreement also provides for a performance bonus of up to $40,000, or at Mr. Howell’s option, an equivalent value in stock options, for each fiscal year during the term of the agreement in which the K-12 Services Division sales force produces annual revenue that meets or exceeds the budgeted school-based revenue goals for such sales force for both the Test Prep and Admissions Divisions.
(10)	Mr. Chernis resigned as our President effective July 22, 2007 and as our Chief Operating Officer and President of Test Preparation Services effective December 31, 2007. In connection with Mr. Chernis’s resignation, he received a lump-sum payment of $1,404,401.25, vesting of all stock options and equity grants, reimbursement for COBRA expenses for 18 months, continued use of the automobile provided by the Company for the balance of its lease, his office computer and the use of an office for six months.

(11)	Ms. Lebenberg resigned as our Executive Vice President, Secretary and General Counsel effective August 28, 2007. In connection with Ms. Lebenberg’s resignation, she received $663,750, consisting of $73,750 and 24 months of her annual base salary, medical insurance benefits for 24 months and immediate vesting of all unvested equity grants.

ELEMENTS OF COMPENSATION

Compensation for our named executive officers consists of the following components, each of which is more fully described below:

•	Base salary

•	Annual Incentives

•	Long-Term Equity-Based Incentive Awards

•	Severance and Change in Control Benefits

•	Perquisites and Other Benefits

The Compensation Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. The actual amount of each form of compensation and the allocation of total compensation (i.e., base salary, annual incentives, and long term equity-based incentive awards) paid or awarded to each of our named executive officers results, in part, from arms’ length negotiations between the parties and takes into consideration each other form of compensation paid or issued to our named executive officers. For instance, although our Chief Executive Officer, Mr. Perik, was awarded a significant amount of long-term equity-based compensation in 2007, he is paid only a nominal annual base salary. Each of the primary components is discussed in more detail below.

Base Salary

In establishing base salaries for existing named executive officers, the Compensation Committee primarily considers prior and current period performance, business requirements for certain skills, individual experience, scope of responsibilities and compensation levels for similar positions at companies similar to The Princeton Review. Base salaries are generally specified under our employment agreements with our named executive officers. The Compensation Committee reviews base salaries annually and may adjust individual salaries commensurately with performance, business impact, tenure and experience, and changes in job responsibilities. In addition, the Compensation Committee engaged Towers Perrin, a compensation consulting firm, in May 2006 to assess market practice at that time for purposes of establishing our 2006 executive compensation packages. We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. The fiscal 2007 annual base salaries for our current Chief Executive Officer, Mr. Perik, Chief Financial Officer, Mr. Richards, President, Test Preparation Services, Mr. Marshall, Executive Vice President, General Manager K-12 Services Division, Mr. Howell, and our Executive Vice President, Secretary and General Counsel, Mr. Winneg, were $1, $300,000, $315,000, $252,500 and $300,000, respectively.

Annual Cash Incentives

In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and the company’s stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are intended to be based primarily upon achievement of specified individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and is expressed as a percentage of base salary (as described above in the section “Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers”).

In 2007, due, in part, to the significant transition of our executive team and the fact that many of the executives were hired in the second half of the year, the Compensation Committee did not adopt specific Company financial performance targets for the purpose of determining bonuses for any of the named executive officers hired in 2007. The bonus paid to our Chief Executive Officer was based on the Compensation Committee’s view that under Mr. Perik’s leadership, the Company had made substantial progress toward the priorities set for it by Mr. Perik and the Board, including renewed focus on the Test Prep Division, improved profitability in the K-12 Division and reduction of corporate costs and capital spending. The bonus represented the pro rata amount of his bonus eligibility as set forth in his employment agreement from the date of his hire through the end of the fiscal year. Bonuses paid to Messrs. Richards and Winneg similarly were awarded based on the recommendation of the Chief Executive Officer and on the Compensation Committee’s view that each had made substantial progress toward important initiatives in their respective areas of control, including, for Mr. Richards, restructuring of the finance and other corporate functions and for Mr. Winneg, resolution of several ongoing legal issues and reduction of legal costs. With respect to Mr. Howell, the Compensation Committee awarded his bonus based on the completion of a number of objectives in the K-12 Division designed to improve the profitability of the Division. No bonuses were awarded to the other named executive officers because their employment with the Company terminated prior to the end of the 2007 fiscal year. The actual cash bonuses paid to each of our named executive officers for the 2007 fiscal year are described in the “Executive Compensation—Fiscal 2007 Summary Compensation Table” of this proxy statement.

In March 2008, our Compensation Committee established corporate financial performance targets for purposes of awarding 2008 annual incentive compensation to our officers, including the named executive officers. These targets are based on achievement of certain EBITDA metrics. With the exception of Mr. Perik, whose target bonus is $875,000, the target bonuses for fiscal 2008 are based on a percentage of the annual base salary of each currently serving named executive officer. Specifically, Mr. Katzman’s target bonus for 2008 is equal to 100% of his annual base salary and the target bonus for each of Messrs. Richards, Winneg, Marshall and Howell is equal to 50% of their respective annual salaries. To the extent that we exceed our EBITDA metrics in 2008, actual bonus payouts may be increased up to a cap of 150% of their respective targets. Similarly, bonus payments could be decreased up to 50% of their respective targets to the extent that we do not meet the EBITDA target provided, however, no bonus may be earned if achievement is below a threshold of 90% of the targeted EBITDA goal. Actual performance between the threshold and the target metrics or between the target and maximum metrics will be determined based on linear sliding scales.

Long-Term Equity-Based Incentive Awards

Under our Stock Incentive Plan, the Compensation Committee may grant stock options, restricted stock and deferred stock. The Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to build value for our stockholders as well as aiding us in attracting and retaining qualified individuals.

Each executive officer is initially provided with an option grant when he or she joins us based upon their position with us and their relevant prior experience. These initial grants generally vest in quarterly installments over four years from the commencement of employment. We spread the vesting of our options over a period of four years to compensate executives for their contribution over a period of time and to give our executives an incentive to remain with us.

In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives and combine the achievement of corporate goals and strong individual performance. We expect that we will continue to rely on performance-based and retention grants in the future to provide additional incentives for current executives and to ensure that executives are appropriately aligned to lead us for future growth. Option grants (other than initial grants that are part of an employment offer) are not generally communicated to executives in advance. Our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of restricted stock, stock appreciation rights, and other performance-based awards.

The Compensation Committee determines the size of the long-term equity based compensation award granted to each named executive officer according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at comparable companies and the number of options or other equity-based awards already held by that individual at the time of the new grant. Stock option grants are generally subject to a four-year vesting period, vesting in 16 equal quarterly installments. In certain cases, the first four quarterly installments do not vest until the first anniversary of the date of the initial award.

Certain of our named executive officers were granted performance-based deferred stock awards in May 2006 which granted the holder the right to receive a target amount of shares, subject to adjustment based on the achievement of certain financial performance goals, in respect of the period from January 1, 2006 through December 31, 2007. The awards were designed such that one-half of the target award would be earned based on the achievement of budgeted earnings per share for the deferral period and one-half of the target award would be earned based on the achievement of budgeted return on assets for the deferral period. The awards were designed such that the actual number of shares that could be awarded at the end of the deferral period would range between 25% and 200% of this target based upon the actual attainment by the company of earnings per share and return on assets. Mr. Howell is the only currently employed named executive officer that was granted such a performance-based deferred stock award. With the exception of Mr. Howell’s deferred stock award, and the awards to Mr. Chernis and Ms. Lebenberg, which were accelerated, each of these awards was cancelled upon termination of the employment of the other executive officers in 2007.

The number of stock options and performance-based deferred stock awards granted to the named executive officers in 2007 are set forth in the “Grants of Plan-Based Awards in Fiscal 2007” and “Outstanding Equity Awards at 2007 Fiscal Year End” tables of this proxy statement. The Compensation Committee has never granted long-term equity-based incentive awards to Mr. Katzman, our former chief executive officer, since Mr. Katzman already holds a large percentage of our Common Stock.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by the Compensation Committee. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. The Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to our named executive officers. You can find detailed information about these benefits in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement.

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers. In 2007, we provided a company match of 35% of the initial 4% invested per employee, which the named executive officers were eligible to receive. The company match vests immediately.

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

In addition, in the past we have provided a limited number of perquisites to our named executive officers, and may do so again in the future. In 2007, we provided reimbursement to Mr. Katzman and Mr. Chernis for car leasing payments and parking expense. The value of these perquisites provided to Mr. Katzman and Mr. Chernis in 2007 was $12,754 and $13,993, respectively.

MATERIAL TAX IMPLICATIONS OF OUR COMPENSATION POLICY

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on The Princeton Review’s tax return of compensation over $1 million to certain of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the company’s stockholders. The Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing the company’s executives with appropriate compensation for their performance. We did not pay any compensation during 2007 that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our named executive officers in 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)
John S. Katzman,	2007	456,563	—	—		—	15,709		472,272
former Chief Executive Officer (4)	2006	448,388	(4)	—		—	15,308	(4)	463,696

Michael J. Perik,	2007	1	—	388,356	(5)	378,731	—		767,088
Chief Executive Officer

Andrew Bonanni,	2007	44,827	—	—		43,415	478		88,720
former Chief Financial Officer (6)	2006	294,997	—	109,032		9,338	2,774		416,141

Stephen Melvin,	2007	487,613	—	—		37,794	2,566		527,973
former Chief Financial Officer (7)

Stephen C. Richards,	2007	84,231	60,000	—		136,860	—		236,091
Chief Financial Officer

Kevin A. Howell,	2007	250,302	50,000	46,348	(8)	35,618	3,413	(9)	385,681
Executive Vice President, General Manager K-12 Services Division

Neal S. Winneg,	2007	96,923	60,000	—		34,721	—		191,644
Executive Vice President, Secretary and General Counsel

John F. Marshall,	2007	66,635	—	—		62,804	—		129,439
President, Test Preparation Services

Mark Chernis,	2007	1,411,606	—	455,583		1,369,374	17,374		3,253,937
former President, Chief Operating Officer and President of Test Preparation Services (10)	2006	358,709	—	9,817		188,096	17,490		574,112

Margot Lebenberg,	2007	858,273	—	89,638		59,079	1,219		1,008,209
former Executive Vice President, Secretary and General Counsel (11)	2006	277,363	65,104	3,798		5,853	3,080		355,198

(1)	For a description of the bonus structure, see the “Compensation Discussion and Analysis—Elements of Compensation-Annual Incentives”section of this proxy statement.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of the performance-based deferred stock awards and restricted stock grants, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of these equity awards. See the “Grants of Plan—Based Awards in Fiscal 2007” table for information on awards made in 2007.
(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of stock options, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on

Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of these option grants. See the “Grants of Plan-Based Awards in Fiscal 2007” table for information on options granted in 2007.

(4)	Mr. Katzman resigned as our Chief Executive Officer effective July 22, 2007, and currently serves as Executive Chairman. Mr. Katzman did not receive a bonus for 2006 or 2007. All other compensation for 2006 consists of $7,042 for an automobile lease, $5,412 for parking expense, $2,205 for company matching contributions under our 401(k) plan and $649 for partial reimbursement of medical insurance costs. All other compensation for 2007 consists of $7,042 for an automobile lease, $5,712 for parking expense, $2,955 for company matching contributions under our 401(k) plan.
(5)	Represents a bonus paid to Mr. Perik in 29,648 shares of our Common Stock based on the closing price of our Common Stock on the NASDAQ Global Market on March 28, 2008, the date of payment.
(6)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007. All other compensation for 2007 consists of $478 matching contributions under our 401(k) plan.
(7)	Mr. Melvin resigned as our Chief Financial Officer effective November 6, 2007. Mr. Melvin’s cash compensation for 2007 includes $216,038 of severance. All other compensation for 2007 consists of $2,566 matching contributions under our 401(k) plan.
(8)	Includes 3,284 shares of Common Stock issued to Mr. Howell on May 29, 2007 which were fully vested on June 4, 2007, in payment of Mr. Howell’s bonus for the 2006 fiscal year. The value of the bonus was $21,346 based on the closing price of our Common Stock on the NASDAQ Global Market on the date of grant.
(9)	All other compensation for 2007 consists of $3,413 matching contributions under our 401(k) plan.
(10)	Mr. Chernis resigned as our President effective July 22, 2007 and as our Chief Operating Officer and President of Test Preparation Services effective December 31, 2007. Mr. Chernis’ compensation includes cash severance of $1,020,158. All other compensation for 2007 consists of $6,228 for an automobile lease, $7,765 for parking expense, and $3,380 for company matching contributions under our 401(k) plan, and for 2006 consists of $6,516 for an automobile lease, $7,245 for parking expense, $3,080 for company matching contributions under our 401(k) plan and $649 for partial reimbursement of medical insurance costs.
(11)	Ms. Lebenberg resigned as our Executive Vice President, Secretary and General Counsel effective August 28, 2007. Ms. Lebenberg’s compensation includes cash severance of $663,750, consisting of $73,750 and 24 months of her annual base salary. All other compensation for 2007 consists of $1,219 for company matching contributions under our 401(k) plan.

The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2007.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
John S. Katzman	—	—		—	—	—
Michael J. Perik	7/22/07			1,700,000	4.69	3,441,310
Andrew Bonanni	—	—		—	—	—
Stephen Melvin	—	—		—	—	—
Stephen C. Richards	8/30/07	—		750,000	6.40	3,568,135
Kevin A. Howell	4/20/07	16,121	(1)	—	—	92,696
	5/30/07	3,248	(2)	—	—	21,447
Neal S. Winneg	8/30/07	—		150,000	6.40	434,360
John F. Marshall	10/23/07	—		400,000	7.76	1,339,760
Mark Chernis	4/20/07	39,360	(1)	—	—	229,770
	7/22/07	—		250,000	4.69	1,110,522
Margot Lebenberg	4/20/07	25,000	(1)	—	—	143,750
	5/30/07	10,016	(2)	—	—	65,505

(1)	Represents the number of stock awards issued to the named executive officer. This award vests in 8 equal quarterly installments beginning on January 1, 2007.
(2)	Represents the number of stock awards issued to the named executive officer in lieu of a cash bonus. This award vested in full on June 4, 2007.
(3)	Represents the number of stock options granted in 2007 to the named executive officers. These options vest in 16 equal quarterly installments from the date of grant as described in the “Compensation Discussion and Analysis—Employment Agreements” section of this proxy statement.

The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John S. Katzman	—	—		—	—	—		—
Michael J. Perik	106,250	1,593,750	(2)	4.69	7/22/17	—		—
Andrew Bonanni	—	—		—	—	—		—
Stephen Melvin	143,820 100,000 70,000	—		7.39 5.20 7.30	3/31/10 10/15/11 6/4/2014	—		—
Stephen C. Richards	46,875	703,125	(3)	6.40	8/30/17	—		—
Kevin A. Howell	25,000	25,000	(4)	6.03	10/10/15	11,345	(5)	94,504
Neal S. Winneg	9,375	140,625	(6)	6.40	8/30/17	—		—
John F. Marshall	0	400,000	(7)	7.76	10/23/17	—		—
Mark Chernis	19,543 4,170 253,800 100,000 125,000 34,900 250,000 34,286	—		1.73 2.01 7.39 7.65 7.30 6.20 4.69 4.12	3/31/10 3/31/10 3/31/10 4/22/12 6/4/14 5/5/16 7/22/17 3/31/13	—		—
Margot Lebenberg	55,000	—		7.56	6/30/14	—		—

(1)	The market value of the stock awards is based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2007, which was $8.33 per share.
(2)	This option vests in 16 equal quarterly installments with the first installment vesting on October 22, 2007.
(3)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(4)	This option vests in 16 equal quarterly installments with the first installment vesting on January 10, 2006.
(5)	These shares vest in eight equal quarterly installments with the first installment vesting on January 1, 2007.
(6)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(7)	This option vests in 16 equal quarterly installments with the first installment vesting on January 23, 2008.

The following table provides information regarding amounts realized on stock awards during 2007 by our named executive officers.

Option Exercises and Stock Vested Table in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John S. Katzman
Michael J. Perik
Andrew Bonanni
Stephen Melvin
Stephen C. Richards
Kevin A. Howell			11,344	75,134
Neal S. Winneg
John F. Marshall
Mark Chernis			77,960	618,588
Margot Lebenberg	13,500	24,300	49,716	309,902

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

Potential Payments Upon Termination or Change in Control

Termination Without Cause

Under Mr. Perik’s employment agreement, if we terminate Mr. Perik’s employment without “cause”, or Mr. Perik terminates his employment with us due to a material and sustained diminution in his authority, duties and responsibilities, Mr. Perik is entitled to receive $500,000. If such termination occurs within 12 months after a change in control, Mr. Perik is entitled to receive $1,000,000. Under our other employment agreements with our named executive officers, if we terminate the executive’s employment without “cause,” we have agreed to pay the executive his or her current annual base salary, and, in certain cases, to either provide benefits or reimburse the executive for any COBRA payments to maintain medical insurance, for a specified amount of time between six and 24 months following termination as set forth above in “Executive Compensation—Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers.”

“Cause” is defined in the employment agreements as (a) dishonesty or the willful engaging by an employee in illegal conduct, if such acts materially injure the company; (b) the willful and continued failure of an employee to perform the material duties of his or her employment (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee which identifies the manner in which the employee has not substantially performed his or her duties; (c) the willful engaging by an employee in gross misconduct in connection with the performance of his or her duties which is materially injurious to the company; or (d) disloyalty towards the company which results in material harm to the company, which specifically shall include, but not be limited to, actions which are inconsistent with the fiduciary duty owed us arising by law from employment as an officer and agent of the company.

Although we have not yet entered into a formal employment agreement with Messrs. Richards, Winneg and Marshall, the Compensation Committee has approved severance arrangements for each such executive upon a termination without cause that includes, in the case of Messrs. Richards and Marshall, a lump sum payment equal to 12 months of annual base salary plus target annual bonus, as well as reimbursement of medical insurance expenses for up to 12 months and, in the case of Mr. Winneg, a lump sum payment equal to 18 months of annual base salary plus 1.5 times target annual bonus, as well as reimbursement of medical insurance expenses for up to 18 months.

Non-Renewal of Employment Agreement

If we do not renew the employment agreement of Mr. Katzman, he is entitled to receive his annual base salary for eighteen months and reimbursement for COBRA payments to maintain medical insurance for the duration of that period. Mr. Perik’s employment agreement does not provide for specific payments upon non-renewal of his employment agreement, but does provide for certain payments upon termination without cause, described under “Termination Without Cause.” For the rest of our named executive officers, we must pay the executive a lump-sum payment equal to his or her weekly salary multiplied by twice the number of years he or she was employed by us full-time.

Termination Due to Disability

Each named executive officer’s employment agreement provides that if we terminate his or her employment agreement due to a “disability,” we must pay the executive his or her annual base salary for a period of six months following the date of termination, minus any other disability benefits provided by us to the executive during this period. Such payments would cease upon the named executive officer’s return to employment with us or any other employer.

A “disability” of a named executive officer means that the executive shall fail because of illness or incapacity to perform for 90 successive days, or for shorter periods aggregating 90 days or more in any consecutive 12-month period, the duties of his or her employment.

Any severance payments described under “Termination Without Cause,” “Non-Renewal of Employment Agreement” and “Termination of Employment Due to Disability” are in consideration of the non-compete provisions contained in each named executive officer’s employment agreement. Each named executive officer with an employment agreement has agreed not to compete with us in the business of providing assistance with or professional training for state standards and assessments, preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of the executive’s agreement. Each of those executives has also agreed that for 18 months after the expiration or termination of the agreement, the executive will not solicit the services of any of our employees, subject to certain limited exceptions, or our franchisees’ employees, and will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for the executive.

Change in Control

If there is a “change in control” during the term of our named executive officers’ employment agreements, then such named executive officer is entitled to immediate vesting and settlement of all stock awards granted to the named executive officer under our stock incentive plan, unless (i) otherwise determined by the Compensation Committee at the time of the grant of the stock award or by amendment (with the holder’s consent) of such grant of the stock award or (ii) the surviving, continuing, or purchasing corporation, or a parent or subsidiary thereof, as the case may be (the “Surviving Corporation”), assumes such stock award or substitutes equivalent awards therefor. The immediate vesting of any unvested performance-based deferred stock will occur at the maximum performance levels set forth in such named executive officer’s grant agreement. Any stock options which are neither assumed or substituted for by the Surviving Corporation in connection with a change in control nor exercised as of the effective date of the change in control shall terminate and cease to be outstanding as of the effective date of the change in control.

If in connection with or within one year following a change in control, a named executive officer’s employment is terminated by the Surviving Corporation without cause, or if the named executive officer then terminates employment after being reassigned, all stock awards then held by the employee under the stock incentive plan shall become fully vested and exercisable, and the restrictions and deferral limitations applicable to any such stock awards shall lapse and such stock awards shall be deemed fully vested.

“Change in control” is defined as (a) an acquisition of 30% or more of our outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in our chief executive officer or chairman of the board, by an outside entity; (b) a merger or consolidation of our company, unless (1) following the transaction, our former stockholders continue to hold at least 50% of the voting stock of the surviving entity or (2) the transaction is effected to implement a recapitalization in which no outside entity or entities acquire control of 50% or more of our voting stock; (c) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); (d) a liquidation or dissolution of our Company, or sale of substantially all of our assets to an outside entity or entities; or (e) the execution of a binding agreement which, if consummated, would result in a “change in control.”

Mr. Perik’s and Mr. Richards’ stock options contain a provision providing for the immediate vesting of such stock options upon a change in control, without the exception set forth above.

We are not obligated to make any severance payments to the named executive officers upon a change in control of our company, except upon termination of their employment in accordance with the provisions described above under “Termination Without Cause” and “Non-Renewal of Employment Agreement.”

The following table sets forth the estimated potential severance payments and the estimated benefits of the acceleration of the vesting of stock options and performance-based deferred stock, that would be provided under each of our named executive officer’s current employment agreements and arrangements, assuming each termination circumstance set forth below occurred on December 31, 2007.

Named Executive Officer	Severance Payment		Estimated Value of Benefits (1)	Estimated Benefit of Acceleration of Vesting of Stock Options (2)	Estimated Benefit of Acceleration of Vesting of Performance-Based Deferred Stock (3)
John S. Katzman (4)
Termination without Cause	$695,565	(5)	$18,630	N/A	N/A
Non-renewal of employment agreement	$695,565	(5)	$18,630	N/A	N/A
Termination due to disability	$231,855	(5)	N/A	N/A	N/A
Change in control	N/A		N/A	N/A	N/A

Michael J. Perik
Termination without Cause	$500,000	(6)	N/A	N/A	N/A
Non-renewal of employment agreement	$500,000	(6)	N/A	N/A	N/A
Termination due to disability	$500,000	(6)	N/A	N/A	N/A
Change in control	$1,000,000	(6)	N/A	$5,801,250	N/A

Andrew Bonanni (7)
Termination without Cause	—		—	—	—
Non-renewal of employment agreement	—		—	—	—
Termination due to disability	—		—	—	—
Change in control	—		—	—	—

Stephen Melvin (8)
Termination without Cause	—		—	—	—
Non-renewal of employment agreement	—		—	—	—
Termination due to disability	—		—	—	—
Change in control	—		—	—	—

Stephen C. Richards
Termination without Cause	$450,000	(6)	—	N/A	N/A
Non-renewal of employment agreement	N/A		N/A	N/A	N/A
Termination due to disability	N/A		N/A	N/A	N/A
Change in control	N/A		N/A	$1,357,031	N/A

Kevin A. Howell
Termination without Cause	$270,300	(5)	$12,420	N/A	N/A
Non-renewal of employment agreement	$270,300	(5)	N/A	N/A	N/A
Termination due to disability	$135,150	(5)	N/A	N/A	N/A
Change in control	N/A		N/A	$57,500	N/A

Neal S. Winneg
Termination without Cause	$675,000	(6)	—	N/A	N/A
Non-renewal of employment agreement	N/A		N/A	N/A	N/A
Termination due to disability	N/A		N/A	N/A	N/A
Change in control	N/A		N/A	$271,406	N/A

John F. Marshall
Termination without Cause	$472,500	(6)	$12,420	N/A	N/A
Non-renewal of employment agreement	N/A		N/A	N/A	N/A
Termination due to disability	N/A		N/A	N/A	N/A
Change in control	N/A		N/A	$228,000	N/A

Mark Chernis (9)
Termination without Cause	—		—	—	—
Non-renewal of employment agreement	—		—	—	—
Termination due to disability	—		—	—	—
Change in control	—		—	—	—

Margot Lebenberg (10)
Termination without Cause	—		—	—	—
Non-renewal of employment agreement	—		—	—	—
Termination due to disability	—		—	—	—
Change in control	—		—	—	—

(1)	Consists of medical insurance payments estimated using the rate in effect on December 31, 2007 (in all cases assuming family coverage).
(2)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon a change in control by the difference between the closing price of our Common Stock on December 31, 2007, which was $8.33, and the exercise price of the option.
(3)	The estimated amount of benefit was calculated by multiplying the number of unvested performance-based deferred shares that would vest if the “maximum” performance level was met by the closing price of our Common Stock on December 31, 2007, which was $8.33.
(4)	Mr. Katzman resigned as our Chief Executive Officer effective July 22, 2007, but remained an executive of the Company as Executive Chairman.
(5)	Severance payments would be paid out over the duration of the severance period.
(6)	Paid in a lump-sum payment.
(7)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007 and received no severance or benefits payments or any acceleration of the vesting of his stock option or deferred stock awards in connection with his resignation.
(8)	Mr. Melvin resigned as our Chief Financial Officer effective November 6, 2007. Mr. Melvin’s cash compensation for 2007 includes $216,038 of severance. All other compensation for 2007 consists of $2,566 matching contributions under our 401(k) plan.
(9)	Mr. Chernis resigned as our President effective July 22, 2007 and as our Chief Operating Officer and President of Test Preparation Services effective December 31, 2007. Mr. Chernis’ compensation includes cash severance of $1,020,158. All other compensation for 2007 consists of $6,228 for an automobile lease, $7,765 for parking expense, and $3,380 for company matching contributions under our 401(k) plan, and for 2006 consists of $6,516 for an automobile lease, $7,245 for parking expense, $3,080 for company matching contributions under our 401(k) plan and $649 for partial reimbursement of medical insurance costs.
(10)	Ms. Lebenberg resigned as our Executive Vice President, Secretary and General Counsel effective August 28, 2007. Ms. Lebenberg’s compensation includes cash severance of $663,750, consisting of $73,750 and her annual base salary. All other compensation for 2007 consists of $1,219 for company matching contributions under our 401(k) plan.

Fiscal 2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)		Total (S)
Jeffrey R. Crisan	(4)	—	—		—
Robert E. Evanson	13,875	7,967	—		21,842
John Katzman	(5)	—	—		—
Richard Katzman	8,750	7,967	11,990	(6)	28,707
Michael A. Krupka	(7)	—	—		—
David Lowenstein	10,750	7,967	—		18,717
Michael J. Perik	(8)	—	—		—
Richard Sarnoff	8,750	7,967	11,990	(9)	28,707
Clyde W. Williams, Jr.	4,375	7,967	—		12,342
Richard F. O’Donnell (10)	20,000	7,967	—		27,967
John C. Reid (11)	5,000	—	—		5,000
Sheree T. Speakman (12)	12,287	—	11,990	(13)	24,277
Howard A. Tullman (14)	25,577	—	11,990	(15)	37,567

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal years for the fair value of the 5,000 shares of restricted stock granted on June 29, 2007, with a grant date fair value of $23,900, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of these equity awards. See the “Grants of Plan—Based Awards in Fiscal 2007” table for information on awards made in 2007.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of these option grants.
(3)	During 2007 there were no options issued to non-employee directors.
(4)	Mr. Crisan did not receive any compensation for his services as a director
(5)	Mr. John Katzman did not receive any compensation for his services as a director.
(6)	At December 31, 2007, Mr. Richard Katzman held options to purchase 61,675 shares of our Common Stock.
(7)	Mr. Krupka did not receive any compensation for his services as a director.
(8)	Mr. Perik did not receive any compensation for his services as a director.
(9)	At December 31, 2007, Mr. Sarnoff held options to purchase 41,920 shares of our Common Stock
(10)	Mr. O’Donnell resigned from our Board of Directors effective August 9, 2007.
(11)	Mr. Reid resigned from our Board of Directors effective June 14, 2007.
(12)	Ms. Speakman resigned from our Board of Directors effective May 13, 2007.
(13)	At December 31, 2007, Ms. Speakman held no options to purchase shares of our Common Stock.
(14)	Mr. Tullman resigned from our Board of Directors effective June 5, 2007.
(15)	At December 31, 2007, Mr. Tullman held no options to purchase shares of our Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information about shares of our stock outstanding and available for issuance under our Stock Incentive Plan as of March 31, 2008. The table details the number of securities to be issued upon exercise of outstanding options under the Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under the Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans*
Stock Incentive Plan	4,174,412	$6.42	1,235,171

Note: The above options do not include the 2,450,000 options issued outside of the plan in 2007 to the Company President and the Chief Financial and Operating Officer.

*	The number of securities remaining available for future issuance under our equity compensation plan is subject to annual increases as described in the Stock Incentive Plan.

OWNERSHIP OF SECURITIES

The following table shows, as of March 31, 2008, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or Nominees, each of our Named Executive Officers, each person known by us to beneficially own more than 5% of our Common Stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.

Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 2315 Broadway, New York, New York 10024. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying convertible securities held by that person that are exercisable within 60 days following March 31, 2008, but excludes shares of Common Stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 32,817,258 shares of Common Stock outstanding as of March 31, 2008.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
John S. Katzman (1)	8,371,625	25.51
Bain Capital Venture Fund 2007, L.P. (2) 111 Huntingdon Avenue Boston, MA 02199	6,600,000	16.74
Jeffrey R. Crisan (2)	6,600,000	16.74
Michael A. Krupka (2)	6,600,000	16.74
Prides Capital Partners, LLC (3) 200 High Street, Suite 700 Boston, MA 02110	4,341,606	12.01
Alta Colleges, Inc. (4) 2000 South Colorado Boulevard Suite Tower Two-800 Denver, CO 80222	4,225,000	12.87
Columbia Wanger Asset Management, L.P. (5) 227 W. Monroe Street, Suite 3000 Chicago, IL 60606	2,550,000	7.77
Mark Chernis (6)(7)	1,200,506	3.57
Michael J. Perik (8)	558,398	1.70
Stephen Melvin (6)(9)	313,820	*
Stephen C. Richards (10)	140,625	*
Margot Lebenberg (6)(11)	118,216	*
Richard Katzman (12)	75,232	*
Kevin A. Howell (13)	50,655	*
John F. Marshall (14)	50,000	*
Richard Sarnoff (15)	42,234	*
Neal S. Winneg (16)	30,125	*
Robert E. Evanson (17)	15,000	*
Andrew Bonanni (6)(18)	15,000	*
Howard A. Tullman (6)(19)	10,688	*
David Lowenstein	5,000	*
Clyde W. Williams, Jr.	5,000	*
Richard F. O’Donnell (6)(20)	5,000	*
John C. Reid (6)(21)	0	*
Sheree T. Speakman (6)(22)	0	*
All executive officers, directors and nominees as a group (13 persons) (23)	15,954,207	39.76

*	Less than one percent
(1)	Includes 102,160 shares held by Mr. Katzman’s wife. Mr. Katzman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 658,848 shares held by Katzman Business Holdings, L.P., 717 shares held by Katzman Management, Inc. and 1,500,000 shares held by JSK Business Holdings, LP. JSK Management LLC, of which Mr. Katzman is the sole member, is the general partner of JSK Business Holdings, LP. The sole limited partner of JSK Business Holdings, LP is a grantor retained annuity trust established by Mr. Katzman with his family members as beneficiaries. Mr. Katzman’s wife is the sole stockholder of Katzman Management, Inc. (“Management”). Katzman Management, Inc. is the general partner of Katzman Business Holdings, L.P. The sole limited partner of Katzman Business Holdings, L.P. is a grantor retained annuity trust established by Mr. Katzman with his family members as beneficiaries. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.
(2)	Based on Schedule 13D filed August 2, 2007 on behalf of Bain Capital Ventures Fund 2007, L.P., a Delaware limited partnership (“Fund 2007”), BCIP Venture Associates, a Delaware partnership (“BCIP”), BCIP Venture Associates-B, a Delaware partnership (“BCIP-B”) and Michael A. Krupka. Includes 34,615 shares of Series C Convertible Preferred Stock held by Fund 2007, 4,893 shares of Series C Convertible Preferred Stock held by BCIP and 92 shares of Series C Convertible Preferred Stock held by BCIP-B, convertible into, respectively, 5,769,167, 815,000 and 15,333 shares of Common Stock as of July 23, 2007. Bain Capital Venture Partners 2007, L.P., a Delaware limited partnership (“BCVP 2007”), is the general partner of the Fund 2007. Bain Capital Venture Investors, LLC, a Delaware limited liability company (“BCVI”), is the general partner of BCVP 2007. Bain Capital Investors, LLC, a Delaware limited partnership (“BCILLC”), is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for BCILLC. One of the members of our Board of Directors, Michael A. Krupka, is the sole managing member of BCVI. Another of the members of our Board of Directors, Jeffrey R. Crisan, is the general partner of BCIP. Each of Messrs. Krupka and Crisan disclaims any beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Based on Schedule 13D/A filed July 24, 2007 on behalf of Prides Capital Partners, LLC, a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. Includes 20,000 shares of Series C Convertible Preferred Stock, convertible as of July 24, 2007 into 3,333,333 shares of Common Stock.
(4)	Based on Schedule 13G filed March 14, 2008.
(5)	Based on Schedule 13G/A filed January 10, 2007. Columbia Wanger Asset Management, L.P. is a limited partnership whose general partner is WAM Acquisition GP, Inc. Columbia Acorn Trust is a discretionary client of Columbia Wanger Asset Management on whose behalf certain of these shares were acquired. Columbia Wanger Asset Management, WAM Acquisition GP and Columbia Acorn Trust share voting and dispositive power over these shares and may each be deemed to share beneficial ownership of these shares.
(6)	Information given as of the officer’s or director’s termination date, based on information from our 2007 annual proxy statement, filed April 30, 2007, the individual’s securities filings and our most recent corporate records.
(7)	Mr. Chernis resigned as our President effective July 22, 2007 and as our Chief Operating Officer and President of Test Preparation Services effective December 31, 2007. Includes 821,699 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(8)	Includes 100,600 shares held by US Skills, LLC, of which Mr. Perik is the majority owner, and 8,400 shares held as custodian for his children. Mr. Perik disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 348,398 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(9)	Mr. Melvin resigned as our Chief Financial Officer effective November 6, 2007. Includes 313,820 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(10)	Includes 140,625 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(11)	Ms. Lebenberg resigned as our Executive Vice President, Secretary and General Counsel effective August 28, 2007. Includes 118,216 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(12)	Includes 62,614 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.

(13)	Includes 31,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(14)	Includes 50,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(15)	Includes 37,234 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(16)	Includes 28,125 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(17)	Includes 2,000 shares held in trust for Mr. Winneg’s children. Mr. Winneg disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 10,313 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008.
(18)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007.
(19)	Mr. Tullman resigned from our Board of Directors effective June 5, 2007.
(20)	Mr. O’Donnell resigned from our Board of Directors effective August 9, 2007.
(21)	Mr. Reid resigned from our Board of Directors effective June 14, 2007.
(22)	Ms. Speakman resigned from our Board of Directors effective May 13, 2007.
(23)	Includes 708,559 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008. Does not include holdings of four of our named executive officers, Andrew Bonanni, Stephen Melvin, Mark Chernis and Margot Lebenberg, or four of our former directors, John C. Reid, Sheree T. Speakman, Howard A. Tullman or Richard F. O’Donnell, since they were not executive officers or directors as of March 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interests on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

TRANSACTIONS WITH RANDOM HOUSE, INC.

During 2007, we derived a total of approximately $3.9 million in revenue from royalties, marketing fees, advances, copy editing fees and other fees from Random House, Inc. under a number of publication agreements. Random House, through its subsidiary Random House TPR, Inc., beneficially owned approximately 4.6% of our Common Stock, as of March 31, 2008. For the year ended December 31, 2007, we paid approximately $959,000 for web hosting services. Richard Sarnoff, President of the Corporate Development Group of Random House, also serves on our Board of Directors.

We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

TRANSACTIONS WITH YOUNG SHIN

On April 27, 2007, we entered into a Services and License Agreement with Higher Edge Marketing Services, Inc., a company controlled by Young Shin, who, until April 27, 2007, was one of our executive officers. Pursuant to the terms of the agreement, Higher Edge Marketing will provide ongoing collection and management services to us in connection with certain of our marketing agreements with post-secondary institutions.

We pay Higher Edge Marketing certain collection and management fees for outstanding amounts collected by Higher Edge Marketing and for other services provided in managing the agreements. In 2007, we paid Higher Edge Marketing $154,225.

Higher Edge Marketing pays us a variable royalty on amounts collected by Higher Edge Marketing under new marketing agreements entered into by Higher Edge Marketing after the date of the agreement as follows:

Higher Edge Marketing Receipts for Calendar Year	Princeton Review Share of Net Revenues
First $4 million in 2007	35%
First $4 million in 2008	45%
First $4 million in 2009 and thereafter	50%
$4 million to $10 million in any year	50%
$10 million to $20 million in any year	40%
$20 million and above in any year	30%

Higher Edge Marketing’s payments to us are subject to increasing annual minimum amounts. In addition, Higher Edge Marketing will pay us a 5% royalty on all amounts received by Higher Edge Marketing generated from the sale of any goods or services to any post-secondary educational institution. For 2007, Higher Edge Marketing paid us $764,482.

We granted Higher Edge Marketing a nonexclusive, non-transferable sublicense to use the Prospect Manager software for Higher Edge Marketing’s own internal use. We also granted Higher Edge Marketing a nonexclusive, non-transferable, royalty free license to our trademarks in connection with Higher Edge Marketing’s marketing efforts. In 2007, we amended the agreement to eliminate provisions relating to the provision of loans and line of credit to Higher Edge Marketing.

The term of the agreement is seven years, and it provides for renewal at the end of the term under certain circumstances.

In connection with the execution of the agreement, we entered into an Agreement and General Release, dated as of April 27, 2007, pursuant to which the Mr. Shin resigned from all of his positions with us. We agreed to pay Mr. Shin his earned and accrued bonus for the year ended December 31, 2006 in accordance with the terms and conditions of our bonus plan. We further agreed to extend the exercise period of Mr. Shin’s options to purchase shares of our Common Stock until December 31, 2007.

TRANSACTIONS WITH US SKILLS, LLC

During 2006 and 2007, the Company entered into agreements with Achievement Technologies, Inc. (“ATI”) and its successor corporation, US Skills, LLC (“US Skills”), under which ATI paid $584,000 to the Company in 2006 and US Skills paid $500,000 to the Company in 2007, for the use of certain licenses of the Company’s technology. In 2008, the Company entered into an agreement with US Skills for the use of certain licenses of the Company’s technology and the development of certain software. Michael J. Perik, our Chief Executive Officer and President and a director of our Company since July 2007, has a controlling ownership interest in both ATI and US Skills. The Company recognized approximately $250,000 and $580,000 of revenue in 2007 and 2006, respectively, related to these transactions. Mr. Perik maintains an interest in the transactions because of his majority interests in ATI and US Skills.

OTHER TRANSACTIONS

Under an employment agreement with Mark Chernis, our former President and Chief Operating Officer, in 2001 we agreed to lend Mr. Chernis on a fully non-recourse basis up to an aggregate principal amount of $500,000. The loan is represented by two separate promissory notes, each of which is payable in four consecutive, equal annual installments with the first payment made on November 27, 2005. The loan accrues interest at 7.3% per year and is secured by 124,821 shares of our Common Stock owned by Mr. Chernis. The loan is evidenced by a promissory note and a pledge and security agreement entered into on November 27, 2001, and a second promissory note entered into on March 7, 2002. As of March 31, 2008, $236,694 was outstanding under the loan, and $500,000 is the largest principal amount outstanding since the loan was made.

On July 30, 2002, the Sarbanes-Oxley Act of 2002, a broad accounting and corporate governance reform act, became law. Among other things, the Sarbanes-Oxley Act prohibits us from entering into personal loans to or for any of our directors or executive officers. We entered into the transactions described above before the passage of the Sarbanes-Oxley Act. In accordance with the Sarbanes-Oxley Act, we will not renew or materially modify the terms of existing personal loans with directors or executive officers or enter into any new personal loans with any of our directors or executive officers.

CHANGE IN ACCOUNTANTS

On May 21, 2007, our Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm effective immediately.

In connection with the audits of the Company’s consolidated financial statements for each of the two fiscal years ended December 31, 2006, and in the subsequent interim period through May 21, 2007, there were no disagreements between us and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in conjunction with its reports on our consolidated financial statements for the relevant year; and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, except for the following: (i) material weaknesses in internal controls over financial reporting related to the financial statement close process, the collectability of aged accounts receivable balances, revenue recognition for unusual or complex transactions and accounting for certain embedded derivatives contained within the Company’s Series B-1 Convertible Preferred Stock, as disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and (ii) a material weakness in internal controls over financial reporting related to the accounting for certain embedded derivatives contained within the Company’s Series B-1 Convertible Preferred Stock, as disclosed in Item 9A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.

Ernst & Young’s audit reports on our consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except as follows: (i) the audit report for the year ended December 31, 2006 contained the following language: “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, The Princeton Review, Inc. adopted Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment” using the modified-prospective transition method.” and (ii) the audit report for the year ended December 31, 2005 contained the following language: “As discussed in Note 2, the Company has restated its consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005.”

The Company provided Ernst & Young with a copy of the above disclosures and requested that Ernst & Young furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not Ernst & Young agrees with the above statements. A copy of Ernst & Young’s letter dated May 24, 2007 is attached as Exhibit 16.1 to our Form 8-K filed May 25, 2007.

In accordance with the Audit Committee Charter, on May 22, 2007 the Audit Committee appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2007. During our two fiscal years ended December 31, 2006, and through May 22, 2007, neither the Company nor anyone acting on its behalf consulted with Grant Thornton LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

On April 10, 2008, Audit Committee dismissed Grant Thornton as the Company’s independent registered public accounting firm. Grant Thornton was notified of its dismissal on April 10, 2008.

Grant Thornton’s report on the Company’s financial statements for the fiscal year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report on the Company’s internal controls over financial reporting as of December 31, 2007 contained an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of material weaknesses.

During the year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports.

Under Item 304(a)(1)(v)(A) of Regulation S-K, Grant Thornton has advised the Company of material weaknesses in the Company’s internal controls over financial reporting identified by management and reported on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has discussed these material weaknesses with Grant Thornton and the Company has authorized Grant Thornton to respond fully to the inquiries of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) concerning these material weaknesses. No other reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company’s fiscal year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008.

The Company provided Grant Thornton with a copy of the above disclosures, and requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter from Grant Thornton, dated April 11, 2008, is attached as Exhibit 16.1 to our Form 8-K filed April 15, 2008.

On April 10, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. PricewaterhouseCoopers accepted the appointment on April 11, 2008. During the years ended December 31, 2006 and 2007 and through April 11, 2008, including the interim period ended March 31, 2008, neither the Company nor anyone on its behalf has consulted with PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

FEES PAID TO ERNST & YOUNG LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by Ernst & Young in fiscal year 2006:

2006
Audit Fees*	$3,031,700
Audit-Related Fees	$28,000
Tax Fees	—
All Other Fees	—

Total	$3,059,700

*	Includes amounts billed in 2007 for services in connection with the restatement of our consolidated financial statements for the two fiscal years ended December 31, 2006.

FEES PAID TO GRANT THORNTON LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by Grant Thornton in fiscal year 2007:

2007
Audit Fees	$2,127,112
Audit-Related Fees	$84,000
Tax Fees	—
All Other Fees	—

Total	$2,211,112

Audit Fees

This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, reviews of financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audits or interim reviews and assistance with comment letters and other documents filed with the SEC.

Audit-Related Fees

This category consists of other assurance and related services provided by Ernst & Young or Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include a special purpose audit.

Tax and All Other Fees

There were no tax or other services provided by Ernst & Young or Grant Thornton.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves in advance on a case-by-case basis each engagement (including the fees and terms thereof) by us of accounting firms that will perform permissible non-audit services or audit, review or attest services for the company. The Audit Committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the Audit Committee, but the Audit Committee has not established any such pre-approval procedures at this time.

All audit fees, audit-related fees and all other fees of our principal accounting firm for 2007 were pre-approved by the Audit Committee.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2009 (the “2009 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than January 13, 2009.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2009 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2008 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2009 Annual Meeting, proposals must be received at our principal executive offices not earlier than Thursday, March 27, 2009 and not later than Saturday, April 26, 2009. However, in the event that the 2009 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2009 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Neal S. Winneg, Secretary.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

2315 BROADWAY NEW YORK, NEW YORK 10024
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Princeton Review, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TPRRV 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PRINCETON REVIEW, INC.

Vote On Directors

PROPOSAL Election of Directors
Nominees: 01) John S. Katzman
02) Robert E. Evanson 03) Michael J. Perik

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2008.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PRINCETON REVIEW, INC.

This Proxy is Solicited on Behalf of The Board Of Directors

The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints Michael J. Perik, Stephen C. Richards and Neal S. Winneg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of common stock of the Company held of record by the undersigned as of the close of business on April 28, 2008 at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 25, 2008 at 10:00 a.m., local time, at The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024 (the “Annual Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR the three nominees of the Board of Directors listed in the Proposal. In their discretion, the Proxies are each authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN IMMEDIATELY

(see reverse side)